Exhibit 99.1

Optex Systems Holdings, Inc. Announces Financial Highlights for the Three Months Ended December 28, 2025

RICHARDSON, Texas, February 11, 2026 – Optex Systems Holdings, Inc. (Nasdaq: OPXS), a leading manufacturer of precision optical sighting systems for domestic and worldwide military and commercial applications, announced financial results for the three months ended December 28, 2025.

Chad George, CEO of Optex Systems Holdings, Inc., commented, “Sales increased compared to the prior year quarter due to an increase in periscope demand, as well as an increase in our new product development activities for the XM30 program. Margins compressed due in large part to a loss reserve that we had to realize for the gold usage on the Abrams day window program. The price of gold has increased by over 250% over the last three years which is causing margin erosion on this 5 year old IDIQ contract. We do not expect the lower gross profit to continue through the balance of 2026, as our old legacy periscope contracts roll off and are replaced with more favorable pricing in our current backlog. We also incurred $0.3 million of non-recurring costs within general and administrative expenses associated with the CEO transition as well as with the retirement of two other senior level employees. We expect G&A spending to remain at a higher level during 2026, as we invest in research and development to drive new product lines and capabilities at Optex. Increased defense spending is driving additional demand for opto-mechanical assemblies, and we are increasing our investment to meet this anticipated demand. Long-term, we expect our margins to be in line with our prior year’s performance as this additional spending is expected to be offset by higher margins on our legacy programs and continued revenue growth.”

For the three months ended December 28, 2025, our total revenues increased by $0.9 million, or 11.6%, compared to the prior year period. The increase in revenue was primarily driven by increased revenue at the Optex Richardson segment, partially offset by decreased revenue at the Applied Optics Center segment.

Optex Richardson revenue increased by $1.9 million or 55.9% for the three months ended December 28, 2025 as compared to the prior year period with increased production levels on the periscope product line combined with higher sighting system deliveries against our new XM30 display periscope assemblies and higher customer demand for muzzle reference systems and big eye binoculars in our other product group.

Applied Optics Center revenue decreased by $1.0 million or 20.1% for the three months ended December 28, 2025 as compared to the prior year period. The revenue decrease is primarily attributable to lower customer demand for laser filters and optical assemblies. We expect revenues to increase across laser filters and optical assemblies during the second half of fiscal year 2026 based on new order bookings and anticipated contract awards.

Consolidated gross profit for the three months ended December 28, 2025 was slightly lower during the current year period as compared to the prior year period a higher mix of shipments against our legacy long-term loss contracts combined with changes in mix between segments and product lines combined. During the current year three-month period the Applied Optics Center realized increased cost of sales due to contract loss reserves which was driven by higher usage and the price of gold applied during the coating process on one of its product lines. The lower gross profit for the Applied Optics Center segment was somewhat offset by improved gross profit at the Optex Richardson segment on higher revenue, changes in product mix, improved labor performance on our periscope line and a reduction in loss contract deliveries as the long-term loss contracts have been completed or are nearing completion. The consolidated gross margin percentage decreased from 26.0% to 22.9% in the current year three-month period as compared to the prior year three-month period. We anticipate higher revenues and gross profits for both segments during the second through fourth quarters of fiscal year 2026, as the long-term loss contract for Optex Richardson is nearing completion and has been replaced with more favorably priced orders and revenues are shifting at the Applied Optics Center toward more profitable product lines.

During the three months ended December 28, 2025 and December 29, 2024, we recorded operating expenses of $1.9 million and $1.2 million, respectively. Operating expenses increased by 58.3% over the prior year period primarily due to increased labor and fringes of $0.5 million, increased stock compensation of $0.1 million and increased legal and IT service costs of $0.1 million. During the three-month period ended December 28, 2025, the Company incurred $0.3 million in increased general and administrative costs associated with higher salaries and fringes for Chad George, serving as President of Optex Systems Holdings. Danny Schoening retired as Chief Executive Officer effective on December 20, 2025, at which time Chad George assumed the role of the Company CEO. In addition, during the three-month period ending December 28, 2025, there were two senior level positions that were double staffed as retiring employees were training their hired replacements. With the resignation of Danny Schoening in December, and the retirement of the two senior level employees in early January 2026, we do not expect these expenses to recur beyond the first three months of fiscal year 2026.

During the three months ended December 28, 2025, we recorded operating income of $0.1 million, as compared to operating income of $0.9 million during the three months ended December 29, 2024. The $0.8 million decrease in operating income is primarily due to lower gross profit and higher general and administrative costs.

During the three months ended December 28, 2025, we recorded net income applicable to common shareholders of $0.2 million as compared to net income applicable to common shareholders of $0.8 million during the three months ended December 29, 2024. The $0.6 million decrease in net income is primarily attributable to increase general and administrative costs of $0.7 million, partially offset by interest revenue and a federal income tax benefit during the three month period ended December 28, 2025.

Our key performance measures for the three months ended December 28, 2025 and December 29, 2024 are summarized below.

	(Thousands)
	Three months ended
Metric	December 28, 2025	December 29, 2024	% Change

Revenue	$9,145	$8,198	11.6%

Gross Profit	$2,096	$2,128	(1.5)%

Gross Margin %	22.9%	26.0%	(11.9)%

Operating Income	$149	$916	(83.7)%

Net Income	$242	$844	(71.3)%

Adjusted EBITDA (non-GAAP)	$728	$1,137	(36.0)%

Our Adjusted EBITDA decreased by $0.4 million to $0.7 million for the three months ended December 28, 2025, as compared to $1.1 million for the prior year period. The decrease in Adjusted EBITDA is primarily driven by lower net income of ($0.6) million, offset with the addition of $0.3 million in non-recurring general and administrative costs and other changes of ($0.1) million as compared to the prior year period.

The table below summarizes our twelve-month operating results for the periods ended December 28, 2025 and December 29, 2024, in terms of both the GAAP net income measure and the non-GAAP Adjusted EBITDA measure. We believe that including both measures allows the reader to better evaluate our overall performance.

	(Thousands) Three months ended
	December 28, 2025	December 29, 2024

Net Income (GAAP)	$242	$844
Add:
Non-recurring General and Administrative Expenses	277	-
Depreciation and Amortization	90	129
Federal Income Tax (Benefit) Expense	(45)	59
Stock Compensation	212	92
Interest (Income) Expense, net	(48)	13
Adjusted EBITDA – Non-GAAP	$728	$1,137

Adjusted EBITDA has limitations and should not be considered in isolation or a substitute for performance measures calculated under GAAP. This non-GAAP measure excludes certain cash expenses that we are obligated to make. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, which limits the usefulness of Adjusted EBITDA as a comparative measure.

During the three months ended December 28, 2025, the Company booked $7.9 million in new orders, representing a 31.7% increase over the prior year period orders of $6.0 million. The orders for the most recently completed three months consist of $3.8 million for our Optex Richardson segment and $4.1 million attributable to the Applied Optics Center segment.

A substantial portion of our revenue is derived from U.S. Government contracts, which are subject to annual congressional appropriations. Failure to pass the annual appropriations by October 1, the start of the new fiscal year, often results in a continuing resolution (“CR”) which can delay new contract awards, exercising of contract options, and starting of new program initiatives, which could materially and adversely affect our future revenues. From October 1, 2025 to November 12, 2025, the federal government of the United States was in a shutdown as Congress failed to pass appropriations legislation for the 2026 fiscal year. On November 10, 2025, Congress passed a CR, which funded the government at existing spending levels through January 30, 2026. On February 3, 2026 a funding appropriation bill was passed by Congress and signed by the President which covers the majority of U.S. Government spending for the 2026 fiscal year. The funding bill excluded the Department of Homeland Security which is subject to further negotiations. The Company has not experienced a slow-down of total consolidated contract awards during the first three months of fiscal year 2026, however we have experienced a reduction in contract awards for our laser filters at the Applied Optics Center which we attribute to the 2025 government shutdown and CR. While we cannot provide assurances, we are anticipating new contract awards against current outstanding proposal requests for these laser filters as a result of the approved funding.

Subsequent to the period ended December 28, 2025, on February 6, 2026, the Applied Optics Center received a new order from a prime military contractor for laser interface filters valued at $2.2 million with deliveries to begin in the third fiscal quarter of 2026 and extend into the second fiscal quarter of 2027. We anticipate additional awards since the appropriations bill was approved on February 3, 2026.

As of December 28, 2025, Optex Systems Holdings had working capital of $21.2 million, as compared to $21.1 million as of September 28, 2025. During the three months ended December 28, 2025, we used operating cash of $(0.1) million, primarily driven by increased inventory and payments against accounts payable. During the three months ended December 28, 2025, there were no borrowings or payments against our revolving credit facility with Texas Capital Bank.

At December 28, 2025, the Company had approximately $5.8 million in cash and no outstanding balance on our revolving credit line. As of December 28, 2025, our outstanding accounts receivable balance was $4.4 million, of which $4.1 million has been collected during January 2026.

During the three months ended December 28, 2025 the Company invested $0.5 million and as of December 28, 2025 has capital commitments of an additional $0.5 million for the purchase of property and equipment including a DLC coater and prototype metal machining center. The Company plans to spend a total $2.4 million in capital investment over fiscal year ending 2026 to expand its current capacity as well as develop new capabilities to expand into adjacent markets. Obsolete equipment will be replaced with new or upgraded systems to reduce downtime and drive capacity improvements for both Optex Richardson and the Applied Optics Center. Also, new capabilities will be required to support new product lines at Applied Optics Center, as well as support the increased focus on research and rapid prototype development at Optex Richardson.

On February 9, 2026, the Board of Directors of the Company terminated the Company’s existing stock repurchase program and approved a new stock repurchase program pursuant to which the Company may purchase up to $10 million in shares of the Company’s outstanding common stock (the “Repurchase Program”). The Repurchase Program allows the Company to purchase common stock from time to time through, among other methods, open market purchases, privately negotiated transactions, and/or pursuant to Rule 10b5-1 trading plans, subject to applicable securities laws and other legal requirements and relevant factors. The number of shares purchased and the timing of any purchases will depend upon a number of factors, including the price and availability of the Company’s common stock and general market conditions. The Repurchase Program may be modified, suspended or terminated at any time, without prior notice.

Highlights of the Consolidated and Segment Results of Operations have been prepared in accordance with GAAP. These financial highlights do not include all information and disclosures required in the consolidated financial statements and footnotes and should be read in conjunction with our Form 10-Q for the three months ended December 28, 2025 and our Annual Report on Form 10-K for the twelve months ended September 28, 2025 filed with the SEC on February 11, 2026 and December 17, 2025, respectively.

Optex Systems Holdings, Inc.

Condensed Consolidated Balance Sheets

	(Thousands, except share and per share data)
	(Unaudited) December 28, 2025	September 28, 2025

ASSETS

Cash and Cash Equivalents	$5,841	$6,389
Accounts Receivable, Net	4,356	4,569
Inventory, Net	14,966	14,322
Contract Asset	134	142
Prepaid Expenses	214	285

Current Assets	25,511	25,707

Property and Equipment, Net	1,793	1,427

Other Assets
Deferred Tax Asset	1,244	1,199
Right-of-use Asset	1,640	1,700
Security Deposits	23	23

Other Assets	2,907	2,922

Total Assets	$30,211	$30,056

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$1,400	$1,525
Operating Lease Liability	668	645
Federal Income Taxes Payable	87	87
Accrued Expenses	1,458	1,634
Accrued Selling Expense	141	141
Accrued Warranty Costs	168	162
Contract Loss Reserves	185	132
Customer Advance Deposits	243	234

Current Liabilities	4,350	4,560

Other Liabilities
Operating Lease Liability, net of current portion	1,116	1,205

Total Liabilities	5,466	5,765

Commitments and Contingencies

Stockholders’ Equity
Common Stock – ($0.001 par, 2,000,000,000 authorized, 6,937,358 and 6,920,658 shares issued and outstanding, respectively)	7	7
Additional Paid in Capital	22,013	21,801
Retained Earnings	2,725	2,483

Stockholders’ Equity	24,745	24,291

Total Liabilities and Stockholders’ Equity	$30,211	$30,056

The accompanying notes in our Form 10-Q for the three months ended December 28, 2025 and our Annual Report on Form 10-K for the twelve months ended September 28, 2025 filed with the SEC on February 11, 2026 and December 17, 2025, respectively, are an integral part of these financial statements.

Optex Systems Holdings, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

	(Thousands, except share and per share data)
	Three months ended
	December 28, 2025	December 29, 2024

Revenue	$9,145	$8,198

Cost of Sales	7,049	6,070

Gross Profit	2,096	2,128

General and Administrative Expense	1,947	1,212

Operating Income	149	916

Interest Income (Expense)	48	(13)

Income Before Taxes	197	903

Income Tax (Benefit) Expense, net	(45)	59

Net Income	$242	$844

Basic Income per Share	$0.04	$0.12

Weighted Average Common Shares Outstanding - basic	6,890,823	6,813,938

Diluted Income per Share	$0.03	$0.12

Weighted Average Common Shares Outstanding - diluted	6,956,067	6,912,594

The accompanying notes in our Form 10-Q for the three months ended December 28, 2025 and our Annual Report on Form 10-K for the twelve months ended September 28, 2025 filed with the SEC on February 11, 2026 and December 17, 2025, respectively, are an integral part of these financial statements.

ABOUT OPTEX SYSTEMS HOLDINGS

Optex, which was founded in 1987, is a Richardson, Texas based ISO 9001:2015 certified concern, which manufactures optical sighting systems and assemblies, primarily for Department of Defense (DOD) applications. Its products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, Light Armored and Armored Security Vehicles, and have been selected for installation on the Stryker family of vehicles. Optex also manufactures and delivers numerous periscope configurations, rifle and surveillance sights, and night vision optical assemblies. Optex delivers its products both directly to the military services and to prime contractors. For additional information, please visit the Company’s website at www.optexsys.com.

Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the products and services described herein. You can identify these statements by the use of the words “believe,” “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” and similar expressions.

These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding growth strategy; product and development programs; financial performance and financial condition (including revenue, net income, G&A expenses, profit margins and working capital); customer demand; orders and backlog; expected timing of contract deliveries to customers and corresponding revenue recognition; increases in the cost of materials and labor; costs remaining to fulfill contracts; contract loss reserves; labor shortages; follow-on orders; supply chain challenges; the continuation of historical trends; the sufficiency of our cash balances for future liquidity and capital resource needs; the expected impact of changes in accounting policies on our results of operations, financial condition or cash flows; anticipated problems and our plans for future operations; and the economy in general or the future of the defense industry.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs and military spending, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, changes in spending due to policy changes in any new federal presidential administration, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, changes in the market for microcap stocks regardless of growth and value and various other factors beyond our control.

You must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. The Company does not assume the obligation to update any forward-looking statement. You should carefully evaluate such statements in light of factors described in the Company’s filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. In various filings the Company has identified important factors that could cause actual results to differ from expected or historic results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete list of all potential risks or uncertainties.

Contact:

IR@optexsys.com

1-972-764-5718